Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

Charles River – WuXi Transaction FAQ

Why are you acquiring WuXi?

CRL and WuXi are combining complementary businesses with minimal overlap to create the first fully integrated, global early-stage CRO.  This is a transformative transaction that will allow the combined companies to dramatically expand their footprint by offering clients “end-to-end” products and services for preclinical drug development and testing.  Specifically, the transaction will:

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Combine leaders of chemistry and in vivo biology to provide biopharmaceutical clients with more capabilities from one early-stage partner, which is particularly important as clients look to rationalize their supplier base and continue to look to make go, no-go decisions earlier in the drug development process.  This diversifies CRL’s business by adding a “third leg” in chemistry, which expands CRL’s portfolio upstream in the development pipeline.

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Drive profitable revenue growth to enhance CRL’s revenue and margin growth potential.  The transaction also offers CRL the opportunity to generate additional sales from new high-growth areas of outsourcing that biopharmaceutical clients have just begun to perform externally, particularly service biology, DMPK/ADME, formulation, process research, and bioanalytical chemistry.

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Offer a more compelling value proposition for clients because one early-stage partner with more capabilities can provide more flexible arrangements while reducing delays between pipeline stages, allowing the company to retain and expand client relationships.

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Leverage the increasing strategic importance of China for those clients who view China as the new frontier for drug development, allowing global biopharmaceutical companies to take advantage of the cost advantage and improved access to the Chinese market.  It also gives both companies’ global clients more choice as to where they would like to place their work.

Why did you decide to do this deal now?

We are at a critical juncture with our clients, who are consolidating and also revising their drug development models.  The outcome of this process is our clients’ desire to have larger, strategic relationships with a smaller number of partners who are financially strong, have scientific depth, a global footprint and are expanding their portfolios to encompass a larger proportion of the drug development pipeline. We believe that the next 12-24 months will be a crucial time, during which we have the opportunity to gain significant new business pursuant to strategic, long-term contracts.

Both we and WuXi have reviewed the transaction with our top 20 pharmaceutical and biotechnology clients and the response has been overwhelmingly positive.  They view WuXi’s

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chemistry business as an excellent strategic fit with CRL’s in vivo business; the combined entity offers them access to more services, expanded access to China and the prospect for future relationships with the new CRL.

Charles River’s perspective: During the market downturn, which began in late 2008, we invested time and resources to reorganize the company’s Preclinical Services business and realign the global sales force.  We have streamlined the PCS business through workforce reductions and the temporary closure of our Shrewsbury facility, which will improve capacity utilization and margins.  In addition, we implemented a Six Sigma initiative focused on improving operating efficiency and implemented an ERP system.  As a result of these actions, Charles River is a stronger and more efficient company, better positioned to take on this acquisition at this time.

Understanding our clients’ challenges and the process reengineering they are undergoing, we believe this is the right time to expand our portfolio in order to enhance our ability to support their drug development efforts.  With a broader portfolio, we believe we are in a position to increase the level of services we provide to major clients, particularly at this critical point in time.  We have a strong balance sheet and a unique competitive portfolio, both of which are extremely important to our clients as they seek larger, strategic partners.

WuXi’s perspective: WuXi believes in the fundamental value of a fully integrated service provider, and is in the early stages of expanding its portfolio downstream from its roots in chemistry.  While WuXi has been successful in this endeavor on a small scale, joining with Charles River will accelerate the realization of WuXi’s vision.

Why is WuXi selling now?

WuXi shares our views on the timing and benefits of this transaction, and the advantages that our two companies will have together as the first fully integrated, global early-stage CRO.  WuXi believes that the combination of the Charles River brand and access to our large sales force and client base will enable them to achieve their vision of providing services globally on a much faster schedule than they could achieve on their own.

Why is this transaction a good deal for CRL shareholders?

The multiples are fair and consistent with other transactions in this space, and are based upon accretion and revenue growth metrics as well as the long-term strategic rationale of the combination for CRL and its clients.

We believe that expanding our portfolio with the market-leading provider of outsourced chemistry services enables us to offer clients more support for their drug development efforts. Also, the addition of WuXi’s higher growth rate and more profitable business enhances CRL’s growth rate and profitability.

Our internal analysis certainly suggests that this transaction will be positive to net present value (NPV).  In 2011, based on the combined companies’ projections, the combined company is expected to generate revenues of at least $1.675 billion with a non-GAAP operating margin of approximately 22%.  Non-GAAP earnings per diluted share are expected to be at least $2.70.

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What is the financial impact of the transaction to Charles River?

We expect that WuXi’s discovery chemistry services will continue to grow in the mid-teens on a revenue basis for the 2010E-2013E time frame, which will add to CRL’s standalone growth rate in that period.  In addition, the benefits of being able to offer a more complete portfolio of services, both upstream and downstream to existing and new clients, should provide revenue synergies which will enhance the revenue growth rate.

Because WuXi’s non-GAAP operating margin is higher than CRL’s, the transaction also improves the combined non-GAAP operating margin.  Furthermore, revenue synergies from cross-selling and a combined sales force, which are incremental to the expected combined revenue growth rate, should enhance the non-GAAP operating margin.

What synergies do you expect as part of the transaction?

We expect to realize approximately $20 million of cost synergies in 2011. These consist of the elimination of public company costs, reduced SG&A expenses and further refinement of the operating infrastructure.  In addition, we believe that there are significant revenue enhancement opportunities available.  We believe we can capture these opportunities as a result of 1) the more attractive nature of our portfolio, which offers expanded support for a broader portion of the drug development pipeline, 2) introducing WuXi’s capabilities to CRL’s mid-tier and government and academic clients (to which they currently have no exposure), and 3) leveraging our 200-person sales force to sell WuXi’s services.  Currently, WuXi’s senior management group is its primary sales force, which limits its reach.

How can you ensure a smooth integration after the WuXi deal closes, given that this is your biggest deal yet and involves a non-U.S. partner?

We have already established a corporate level integration team, jointly headed by David Johst, EVP Human Resources, CAO and General Counsel from CRL and Edward Hu, COO of WuXi. They have designated nine sub-teams, each of which will address operational issues.  The teams are already meeting, with a goal of identifying key deliverables which will form the basis of the 100-day plan to be implemented immediately following the close.

In addition, we will use the services of one of the two leading global strategic management firms to assist us with the integration to ensure that we achieve the expected cost and revenue synergies outlined above.

With a shared commitment to both clients and employees, Charles River and WuXi have very similar corporate cultures.  The two companies share other similarities as well: both companies are leaders in their fields and have unparalleled scientific depth.  In fact, WuXi employs nearly 2,000 chemists, the largest number in the industry.  We have overlap in our top clients, which include most of the large pharma and biotech companies, but very little overlap in our service businesses.

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WuXi is well-versed in operating a public company and understands the requirements well. They are NYSE-listed, utilize “Big 4” auditors and most of their senior management team was educated in the U.S. and had lengthy, successful careers in the U.S. pharmaceutical industry.  SOPs and client communications are written in English, simplifying the process of combining the two companies.  These characteristics will play an important role in executing a smooth integration, creating an extremely skilled combined employee base.

Who from WuXi will join the combined company’s management team?

The following top WuXi executives will join CRL’s management team and have employment agreements for a 3-year period:

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WuXi Chairman and Chief Executive Officer Ge Li, PhD, will join CRL as Corporate EVP and President, Global Discovery and China Services. He will also join the CRL Board, along with two additional directors chosen by WuXi.

•	WuXi Chief Operating Officer Edward Hu will join CRL as Corporate SVP and General Manager, Global Discovery and China Services.

•	WuXi Chief Scientific Officer Shuhui Chen, PhD, will join CRL as Corporate SVP and General Manager, Chemistry Services and Chief Scientific Officer, China.

•	WuXi Chief Manufacturing Officer Suhan Tang, PhD, will join CRL as Corporate VP and General Manager, Manufacturing Services.

Safe Harbor Statement: This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories (“Charles River”) and WuXi PharmaTech (Cayman) Inc (“WuXi”), and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies (including retention of key executives); 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost and revenue synergies or achieve potential revenue growth and non-GAAP margin expansion; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (“SEC”) reports filed or furnished by Charles River and WuXi.

In addition, these statements include the combined financial outlook of Charles River for 2011 and anticipated use of cash flow, the availability of funding for our customers and the impact of economic and market conditions on them generally, the anticipated strength of our balance sheet, the effects of our 2009 and 2010 cost-saving actions and other actions designed to manage expenses, operating costs and capital spending, and to streamline efficiency, and the ability of the Company to withstand the current market conditions. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate the businesses we acquire; the ability to successfully develop and commercialize SPC’s technology platform; a decrease

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in research and development spending, a decrease in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River’s Annual Report on Form 10-K as filed on February 19, 2010 and Quarterly Report on Form 10-Q as filed on April 29, 2010, as well as other filings we make with the SEC.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

Additional Information: This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River has filed a preliminary proxy statement and will file a definitive proxy statement with the SEC. The information contained in the preliminary filing is not complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction. Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel. In addition, the preliminary proxy statement is and the definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.  Shareholders may also access copies of the documents filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction is set forth in the preliminary proxy statement filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

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